Exhibit 99.10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement to be filed on or about March 15, 2007 on Form N1-A of our report dated March 14, 2007 relating to the Statements of Assets and Liabilities of MFS Series Trust XIV, including MFS Institutional Money Market Portfolio and MFS Institutional Municipal Money Market Portfolio, appearing in the Statement of Additional Information, which is part B of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 14, 2007